Exhibit 10.25

ELIZABETH ARDEN, INC.

SEVERANCE POLICY

1.	Introduction

This Policy was adopted by the Compensation Committee of the Board of Directors of Elizabeth Arden, Inc. (the “Company”) and was last amended on February 3, 2014. The Policy is intended to help the Company achieve its goals of attracting and retaining key management personnel who are critical to the long-term success and competitiveness of the Company.

2.	Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below. Non-capitalized terms shall have their ordinary meanings.

“Affiliate” shall mean any person, limited liability company, corporation, partnership, association or any other entity controlling, controlled by or under common control with the Company. “Control” shall mean the ownership by the Company of greater than fifty (50%) of the voting interests of such person or any other such arrangement as constitutes the possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

“Base Amount” shall mean the then-current Base Salary plus then-current Target Bonus applicable to a Covered Employee.

“Base Salary” shall mean the weekly or monthly base salary, as the context requires, of a Covered Employee as of the effective date of termination of a Covered Employee’s employment. For purposes of calculating the Base Amount under Section 4, the Base Salary shall be the covered Employee’s annualized Base Salary.

“Cause” shall mean

(a) any material violation by a Covered Employee of the Company’s Code of Business Conduct or any other material Company policy applicable to the Covered Employee;

(b) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company by the Covered Employee;

(c) the conviction of a Covered Employee for (or the pleading by a Covered Employee of nolo contendere to) any crime which constitutes a felony, or a misdemeanor involving moral turpitude, or which, in the reasonable opinion of the Company, has caused material embarrassment to the Company;

(d) the gross neglect or willful failure by a Covered Employee to perform his/her duties and responsibilities in all material respects, if such breach of duty is not cured within 10 days after receipt of written notice thereof to the Covered Employee by the Company or its Board of Directors; or

(e) a Covered Employee’s failure to obey the reasonable and lawful orders or instructions of the Chief Executive Officer, the Covered Employee’s supervisor or the Board of Directors, unless such failure is cured within 10 days after receipt of written notice thereof to the Covered Employee by the Company or the Board of Directors.

For purposes of clause (d), no act, or failure to act, on the part of a Covered Employee shall be deemed “willful” unless done, or omitted to be done, by the Covered Employee other than in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

(i) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the Exchange Act), directly or indirectly, of (a) 35% or more of the voting interests of the Company and (b) more of the voting interests of the Company than are, in the aggregate, beneficially owned by the Principals and their Affiliates at the time of such consummation; or

(ii) during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be Continuing Directors cease for any reason (other than due to death or voluntary resignation) to constitute at least a majority thereof; or

(iii) the Company’s Board of Directors shall approve a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(iv) the Company’s Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) above, and such transaction shall have been consummated.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Continuing Directors” shall mean (x) the directors of the Company in office on March 22, 2002 (the “Effective Date”) and (y) any successor to any such director and any additional director, in each case, who after the Effective Date was nominated or selected by a majority of the Continuing Directors (or the Nominating and Corporate Governance Committee of the Board of Directors of the Company consisting of Continuing Directors) in office at the time of his or her nomination or selection.

“Covered Employee” shall mean any U.S.-based executive officer, senior vice president or vice president of the Company and any officer of an Affiliate of the Company that is an “executive officer” of the Company for purposes of the Securities Exchange Act of 1934, as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, as such may be amended from time to time.

“Good Reason” shall mean

(a) that without the Covered Employee’s prior written consent and in the absence of Cause, one or more of the following events occurs:

(i) any materially adverse change in the Covered Employee’s authority, duties, or responsibilities or any assignment to the Covered Employee of duties and responsibilities materially inconsistent with those normally associated with the Covered Employee’s position; or

(ii) the Covered Employee is required to be primarily based at any office more fifty (50) miles outside the metropolitan area of the Covered Employee’s then current business address, excluding travel reasonably required in the performance of the Covered Employee’s responsibilities; and

(iii) relative to that which the Covered Employee received immediately prior to the Change of Control, there is a reduction in (A) Base Salary, (B) targeted annual or targeted long-term incentive compensation (provided that cash compensation may be substituted for equity compensation for the purposes of long-term incentive awards), or (C) employee benefits (but for the avoidance of doubt, not Base Salary or targeted annual or targeted long-term incentive compensation) to a level of employee benefits which is less favorable in the aggregate than the level of employee benefits the participant received immediately prior to the Change of Control, excluding any defined benefit or supplemental pension plan (whether or not tax-qualified), and excluding any post-retirement health, life or other welfare benefits; provided that Good Reason shall not exist if the reduction in employee benefits results from a change in the applicable program for all similarly-situated employees of the surviving entity or its subsidiaries after the Change of Control (collectively, the “Surviving Entity”) in the applicable jurisdiction so long as (x) the Surviving Entity continues to offer benefits to such Covered Employee that include medical, dental, vision, disability and life insurance, and a matching program comparable to the Company’s 401(k) Plan or, as applicable, a Company subsidiary’s existing defined contribution plan, (y) the aggregate employee benefits provided to the Covered Employee are not less favorable than the aggregate employee benefits provided to similarly-situated employees of the Surviving Entity in the applicable jurisdiction, and (z) the total compensation of the Covered Employee (including Base Salary, the targeted value of incentive compensation and the value of other non-cash compensation and benefits) is not materially less favorable than the total compensation of such employee as of immediately prior to the Change of Control.

(b) within sixty (60) calendar days of learning of the occurrence of any event specified in clause (a), and in the absence of any circumstances that constitute Cause, the Covered Employee terminates employment with the Company, by written notice to the Company; provided, however, that the events set forth in subparagraphs (a)(i), (a)(ii) or (a)(iii) shall not constitute Good Reason for purposes of this Policy unless, within thirty (30) calendar days of a Covered Employee’s learning of such event, the Covered Employee gives written notice of the event to the Company, and the Company fails to remedy such event within thirty (30) calendar days of receipt of such notice.

“Long-Term Service-Based Cash Award” shall mean any award made to an employee of the Company or an Affiliate that vests 12 months or more after its date of grant and is denominated and payable in cash, subject only to such employee’s continued service with the Company or its Affiliate.

“Performance-Based Cash Award” shall mean any award made to an employee of the Company or an Affiliate that vests on the achievement of specific performance criteria and is denominated and payable in cash.

“Permanent Disability” shall mean the Covered Employee’s inability to perform such Covered Employee’s duties and responsibilities for a period of 90 consecutive days or 120 non-consecutive days, in either event in any 12 month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by a physician selected in good faith by the Company.

“Principals” shall mean William Tatham, E. Scott Beattie, J. W. Nevil Thomas, Fred Berens, Richard C. W. Mauran, Maura J. Clark, and Paul West.

“Section 409A” shall mean Section 409A of the Code.

“Specified Employee” shall have the same meaning as such term is given for purposes of Section 409A.

“Target Bonus” shall mean the annual bonus payable as a percentage of the Covered Employee’s Base Salary under the Company’s Management Bonus Plan (or any successor annual bonus plan), assuming the applicable performance levels at “target” were achieved for the year of termination.

3.	Termination without Cause

Subject to the provisions of Section 5 below, in the event that the employment of a Covered Employee is terminated by the Company without Cause (other than (i) after a Change of Control as discussed in Section 4 below for any Covered Employee that is above a Vice President in title or (ii) upon the death or Permanent Disability of the Covered Employee), such Covered Employee shall be entitled to a lump sum severance payment equal to the greater of (a) two weeks of Base Salary for every year of such Covered Employee’s employment with the Company, not to exceed a maximum of one year of Base Salary, or (b) the applicable amount calculated in accordance with the following schedule:

Tier	Severance
I – Chief Executive Officer	24 months of Base Salary
II – President (if title not also held by CEO)	18 months of Base Salary
III – Executive Vice President	12 months of Base Salary
IV – Senior Vice President	9 months of Base Salary
V – Vice President	6 months of Base Salary

For the avoidance of doubt, a Covered Employee that is a Vice President as noted in this Section 3 and that is terminated without Cause or for Good Reason within two (2) years after a Change of Control, shall be entitled to the lump sum severance payment set forth in this Section 3.

4.	Termination after a Change of Control

Subject to the provisions of Section 5 below, if (i) a Change of Control occurs and (ii) the employment of a Covered Employee is terminated (other than upon the death or Permanent Disability of the Covered Employee) either (a) without Cause within two years after the Change of Control, or (b) by the Covered Employee for Good Reason within two years after the Change of Control, then such Covered Employee shall be entitled to a lump sum severance payment equal to the applicable amount calculated in accordance with the following schedule:

Tier	Severance
I – Chief Executive Officer	2.99 times the Base Amount
II – President (if title not also held by CEO)	2.0 times the Base Amount
III – Executive Vice President	1.5 times the Base Amount
IV – Senior Vice President	1.0 times the Base Amount

In addition, the Covered Employee shall be entitled to receive a lump sum payment equal to (a) the Covered Employee’s Target Bonus for the year in which the Covered Employee’s employment is terminated, pro-rated to the date of such termination, and (b) the sum of (i) 24 months of the employer portion of monthly health insurance premiums, and (ii) 24 months of the monthly executive disability insurance premiums paid or reimbursed by the Company with respect to the Covered Employee.

If the Total Benefits (as defined below) payable to a Covered Employee would result in an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Benefits shall be reduced to the extent necessary to eliminate the Excise Tax. This reduction of Total Benefits shall only be made, however, if the Covered Employee’s resulting Net Retained Amount (as defined below) after such reduction would be greater than if no such reduction were made and the full amount of Total Benefits were paid and subject to the Excise Tax. All determinations required to be made under this Section 4 shall be made by a tax advisor selected by the Company and reasonably acceptable to the Covered Employee (“Tax Advisor”), which determinations shall be conclusive and binding on the Covered Employee and the Company absent manifest error. All fees and expenses of the Tax Advisor shall be borne solely by the Company. Prior to any reduction in the Covered Employee’s Total Benefits pursuant to this Section 4, Tax Advisor shall provide the Covered Employee and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the payments to be made under this Section 4, and (ii) any Total Benefits that arise from any accelerated vesting of equity awards; provided, however, that if any Total Benefits are subject to Section 409A, such Total Benefits will be the last to be reduced.

For purposes of this Section 4:

“Total Benefits” shall mean the payments described in this Section 4 (the “CIC Severance Payments”) together with any other payment or benefit received or to be received by a Covered Employee in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Company (such as outstanding equity or performance or service- based cash awards); and

“Net Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on the Covered Employee with respect thereto.

5.	Conditions to and Timing of Payments

No severance payment shall be made to a Covered Employee under this Policy unless, within sixty (60) days of the effective date of the Covered Employee’s termination, such Covered Employee shall have executed and delivered to the Company a waiver and general release in favor of the Company and its Affiliates releasing the Company and its Affiliates from any and all claims relating to such Covered Employee’s (i) employment with the Company and (ii) termination of employment (the “Release”). The Release shall be in the form of the Company’s then-standard form of Release and shall include confidentiality and non-disparagement provisions.

To the extent permissible under Section 409A, any severance payment made pursuant to this Policy shall be made by the Company on the first business day following the sixtieth day (60th) after the effective date of the Covered Employee’s termination. For the avoidance of doubt, no payment shall be made under this Policy if the Release referred to in the preceding paragraph is not executed by the Covered Employee and delivered to the Company by the sixtieth (60th) day following the effective date of the Covered Employee’ termination.

Notwithstanding the provisions of the preceding paragraph, to the extent (i) a severance payment under this Policy is determined by the Company to be subject to Section 409A and (ii) is to be made to a Specified Employee who would be subject to a penalty tax under Section 409A, any such severance payment shall be made by the Company on the first day of the seventh month following the effective date of such Covered Employee’s termination.

6.	Benefits

The Compensation Committee shall have the discretion to increase any severance payment due pursuant to this Policy to provide for COBRA health insurance premiums and/or such other termination-related benefits (such as outplacement services, relocation expenses and similar items) as the Compensation Committee may determine are reasonable in the context, provided, however, that any amount to be paid to a Covered Employee with respect to such health insurance premiums and/or other termination-related benefits shall be paid in a single lump sum at the same time as severance payments are to be made pursuant to the provisions of Section 5 of this Policy.

7.	Treatment of Other Outstanding Awards upon a Change of Control

The treatment of outstanding equity awards upon a Change of Control shall be in accordance with the terms and conditions of the relevant equity incentive plans and award agreements applicable to such awards.

Long-Term Service-Based Cash Awards shall immediately vest upon the occurrence of a Change of Control, and shall be paid on the fifteenth (15th) day following the Change of Control.

Performance-Based Cash Awards will immediately vest upon the occurrence of a Change of Control at either (i) their target value (if the applicable performance period has not yet elapsed) or (ii) the value resulting from any achieved performance targets applicable to the elapsed performance measurement period, and shall be paid on the fifteenth (15th) following the Change of Control.

8.	Policy Changes; Binding Obligations

The Company reserves the right to amend or modify this Policy at any time without prior notice, provided that, without the written approval of any affected Covered Employee, no such amendment or modification made subsequent to the occurrence of a Change of Control shall alter or impair the benefits that might be payable to a Covered Employee hereunder as a result of a termination of employment following such Change of Control. This Policy will also change from time to time as the terms and phrases used in this Policy are modified by rule or law.

The obligations of the Company under Section 4 and Section 7 shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other business combination of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Company employee rights under such sections of this Policy in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

9.	Interpretation

The Compensation Committee shall administer and interpret this Policy. This Policy is intended to comply with the provisions of Section 409A, if and to the extent that the benefits payable pursuant to this Policy do not qualify for any applicable exception to those provisions. The provisions of this Policy shall be interpreted in a manner consistent with the applicable requirements of Section 409A and any rules or regulations issued pursuant thereto, including without limitation, the requirement in Section 409A(a)(2)(B)(i) that payments subject to Section 409A made on account of a separation from service to a “specified employee,” as defined therein, not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of the specified employee’s death).

10.	Claims Procedure

In the event that any Covered Employee or his or her beneficiary claims to be entitled to benefits under this Policy or believes his or her benefits are incorrect, that Covered Employee or his or her beneficiary (hereafter, a “Claimant”) may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under this Policy. The Compensation Committee shall review the claim and respond within a reasonable period of time, but no more than 90 days after receipt of the claim by the Compensation Committee.

If the Compensation Committee makes an adverse determination as to the Claimant’s claim, the Compensation Committee shall, within the time period described above, notify the Claimant in a writing setting forth, in a manner calculated to be understood by the Claimant:

(i) the specific reasons for the adverse determination,

(ii) the provisions of this Policy on which the determination is based,

(iii) a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and

(iv) a description of this Policy’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Compensation Committee. In connection with such appeal, the Claimant or his or her duly authorized representative:

(i) may submit written comments, documents, records, and other information relating to the claim for benefits, and

(ii) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

The Compensation Committee shall provide for a full and fair review that takes into account all comments, documents, records, and other information submitted by the Claimant’s written presentation, as well as any evidence, facts or circumstances the Compensation Committee deems relevant.

The Compensation Committee shall make a decision not later than 60 days after the Compensation Committees receipt of a request for appeal.

As amended on June 16, 2016.